EXHIBIT 99.1

Testimony of Jamie Dimon

Chairman & CEO, JPMorgan Chase & Co.

Before the U.S. Senate Committee on Banking, Housing and Urban Affairs

Washington, D.C.

June 13, 2012

Chairman Johnson, Ranking Member Shelby, and Members of the Committee, I am appearing today to discuss recent losses in a portfolio held by JPMorgan Chase’s Chief Investment Office (CIO). These losses have generated considerable attention, and while we are still reviewing the facts, I will explain everything I can to the extent possible.

JPMorgan Chase’s six lines of business provide a broad array of financial products and services to individuals, small and large businesses, governments and non-profits. These include deposit accounts, loans, credit cards, mortgages, capital markets advice, mutual funds and other investments.

What does the Chief Investment Office do?

Like many banks, we have more deposits than loans – at quarter end, we held approximately $1.1 trillion in deposits and $700 billion in loans. CIO, along with our Treasury unit, invests excess cash in a portfolio that includes Treasuries, agencies, mortgage-backed securities, high quality securities, corporate debt and other domestic and overseas assets. This portfolio serves as an important source of liquidity and maintains an average rating of AA+. It also serves as an important vehicle for managing the assets and liabilities of the consolidated company. In short, the bulk of CIO’s responsibility is to manage an approximately $350 billion portfolio in a conservative manner.

While CIO’s primary purpose is to invest excess liabilities and manage long-term interest rate and currency exposure, it also maintains a smaller synthetic credit portfolio whose original intent was to protect – or “hedge” – the company against a systemic event, like the financial crisis or Eurozone situation. Among the largest risks we have as a bank are the potential credit losses we could incur from the loans we make. The recent problems in CIO occurred in this separate area of CIO’s responsibility: the synthetic credit portfolio. This portfolio was designed to generate modest returns in a benign credit environment and more substantial returns in a stressed environment. And as the financial crisis unfolded, the portfolio performed as expected, producing income and gains to offset some of the credit losses we were experiencing.

What Happened?

In December 2011, as part of a firmwide effort in anticipation of new Basel capital requirements, we instructed CIO to reduce risk-weighted assets and associated risk. To achieve this in the synthetic credit portfolio, the CIO could have simply reduced its existing positions; instead, starting in mid-January, it embarked on a complex strategy that entailed adding positions that it believed would offset the existing ones. This strategy, however, ended up creating a portfolio that was larger and ultimately resulted in even more complex and hard-to-manage risks.

This portfolio morphed into something that, rather than protect the Firm, created new and potentially larger risks. As a result, we have let a lot of people down, and we are sorry for it.

What Went Wrong?

We believe now that a series of events led to the difficulties in the synthetic credit portfolio. Among them:

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CIO’s strategy for reducing the synthetic credit portfolio was poorly conceived and vetted. The strategy was not carefully analyzed or subjected to rigorous stress testing within CIO and was not reviewed outside CIO.

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In hindsight, CIO’s traders did not have the requisite understanding of the risks they took. When the positions began to experience losses in March and early April, they incorrectly concluded that those losses were the result of anomalous and temporary market movements, and therefore were likely to reverse themselves.

•	The risk limits for the synthetic credit portfolio should have been specific to the portfolio and much more granular, i.e., only allowing lower limits on each specific risk being taken.

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Personnel in key control roles in CIO were in transition and risk control functions were generally ineffective in challenging the judgment of CIO’s trading personnel. Risk committee structures and processes in CIO were not as formal or robust as they should have been.

•	CIO, particularly the synthetic credit portfolio, should have gotten more scrutiny from both senior management and the firmwide risk control function.

Steps Taken

In response to this incident, we have taken a number of important actions to guard against any recurrence.

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We have appointed new leadership for CIO, including Matt Zames, a world class risk manager, as the Head of CIO. We have also installed a new CIO Chief Risk Officer, Chief Financial Officer, Global Controller and head of Europe. This new team has already revamped CIO risk governance, instituted more granular limits across CIO and ensured that appropriate risk parameters are in place.

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Importantly, our team has made real progress in aggressively analyzing, managing and reducing our risk going forward. While this does not reduce the losses already incurred and does not preclude future losses, it does reduce the probability and magnitude of future losses.

•	We also have established a new risk committee structure for CIO and our corporate sector.

•	We are also conducting an extensive review of this incident, led by Mike Cavanagh, who served as the company’s Chief Financial Officer during the financial crisis and is currently CEO of our Treasury

& Securities Services business. The review, which is being assisted by our Legal Department and outside counsel, also includes the heads of our Risk, Finance, Human Resources and Audit groups. Our Board of Directors is independently overseeing and guiding these efforts, including any additional corrective actions.

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When we make mistakes, we take them seriously and often are our own toughest critic. In the normal course of business, we apply lessons learned to the entire Firm. While we can never say we won’t make mistakes – in fact, we know we will – we do believe this to be an isolated event.

Perspective

We will not make light of these losses, but they should be put into perspective. We will lose some of our shareholders’ money – and for that, we feel terrible – but no client, customer or taxpayer money was impacted by this incident.

Our fortress balance sheet remains intact: as of quarter end, we held $190 billion in equity and well over $30 billion in reserves. We maintain extremely strong capital ratios which remain far in excess of regulatory capital standards. As of March 31, 2012, our Basel I Tier 1 common ratio was 10.4%; our estimated Basel III Tier 1 common ratio is at 8.2% – both among the highest levels in the banking sector.1 We expect both of these numbers to be higher by the end of the year.

All of our lines of business remain profitable and continue to serve consumers and businesses. While there are still two weeks left in our second quarter, we expect our quarter to be solidly profitable.

In short, our strong capital position and diversified business model did what they were supposed to do: cushion us against an unexpected loss in one area of our business.

While this incident is embarrassing, it should not and will not detract our employees from our main mission: to serve clients – consumers and companies – and communities around the globe.

•	In just the first quarter of this year, we provided $62 billion of credit to consumers.

•	Over the same period we provided $116 billion of credit to mid-sized companies that are the engine of growth for our economy, up 16% year on year.

•	For America’s largest companies, we raised or lent $368 billion of capital in the first quarter to help them build and expand around the world.

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We are one of the largest small business lenders and the leading Small Business Administration lender in America, providing $17 billion in credit to small businesses in 2011, up 52% year on year. In the first quarter, we provided over $4 billion of credit to small businesses, up 35% year on year.

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Even in this difficult economy, we have hired thousands of new employees across the country—over 61,000 since January 2008. We also have hired nearly 4,000 veterans over the past two years, in addition to the thousands of veterans who already worked at our Firm. We founded the “100,000 Jobs Mission” – a partnership with 45 other companies to hire 100,000 veterans by the year 2020.

[1]	On June 7th, the Federal Reserve Board issued proposed Basel III rules, and we will be reviewing these ratios under the proposal.

•	Recently, we launched a groundbreaking and consumer-friendly reloadable card – Chase Liquid – that offers customers financial control and flexibility.

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And over the past three years, in the face of significant economic headwinds, we made the decision not to retrench – but to step up – as we did with markets in turmoil when we were the only bank willing to commit to lend $4 billion to the state of California, $2 billion to the state of New Jersey and $1 billion to the state of Illinois.

All of these activities come with risk. And just as we have remained focused on serving our clients, we have also remained focused on managing the risks of our business, particularly given today’s considerable global economic and financial volatility.

Last, I would like to say that in the face of these recent losses, we have come together as a Firm, acknowledged our mistakes, and committed ourselves to fixing them. We will learn from this incident and my conviction is that we will emerge from this moment a stronger, smarter, better company.

Thank you, and I’d welcome any questions you might have.

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